Exhibit 99.1

News Release

Intelsat Announces Completion of Acquisition by Serafina Holdings

Serafina Holdings to be renamed Intelsat Global, Ltd.

Pembroke, Bermuda, 4 February 2008

Intelsat, Ltd., the world’s leading provider of fixed satellite services, today announced the successful closing of the acquisition of all of the primary equity ownership of its parent, Intelsat Holdings, Ltd. (“Intelsat Holdings”) by Serafina Holdings, Limited (“Serafina Holdings”), an entity formed by funds advised by BC Partners Holdings Limited, Silver Lake and certain other equity investors.

Under the transaction, the equity of Intelsat Holdings was valued at approximately $5.0 billion. Of the current shareholders of Intelsat Holdings, the funds advised by or associated with Apax Partners Worldwide LLP, Apax Partners, L.P., Apollo Management V, L.P., Madison Dearborn Partners, LLC and Permira Advisers LLC, will sell 100 percent of their equity in the company. Following the closing, Intelsat’s current management team will remain in place and have an equity interest in Serafina Holdings, which is expected to be renamed Intelsat Global, Ltd.

Immediately following the consummation of the transaction, Intelsat (Bermuda), Ltd. assumed certain debt obligations entered into by Serafina Holdings to effect the transaction and refinance certain existing debt of Intelsat. The assumed debt obligations include a bridge financing comprised of two tranches, a $2.805 billion cash pay senior unsecured bridge loan and a $2.155 billion PIK election bridge loan.

Credit Suisse acted as financial advisor to Intelsat, Ltd. in connection with the transaction. Intelsat’s legal advisors included Wachtell Lipton Rosen & Katz, Milbank, Tweed, Hadley and McCoy LLP, Wiley Rein LLP, and Paul, Weiss, Rifkind, Wharton & Garrison LP, Merrill Lynch & Co. and Perella Weinberg Partners LP acted as M&A advisors, Latham & Watkins LLP as legal advisor and PricewaterhouseCoopers LLP as financial advisor to BC Partners.

About BC Partners

BC Partners Holdings Limited is a leading international private equity firm, operating through integrated teams based in Geneva, Hamburg, London, Milan, New York and Paris. The latest fund, BCEC VIII, closed in May 2005 with €5.9 billion of commitments. For over 20 years, the firm has developed a long track record of successfully acquiring and developing businesses in partnership with management, investing in 65 acquisitions with a combined enterprise value of €49 billion. Recent investments include Brentag, Amadeus, Dometic, Picard, SEAT Pagine Gialle and Unity Media.

About Silver Lake

Silver Lake is a leader in large private investments in technology, technology-enabled, and related growth industries. Silver Lake seeks to achieve superior financial returns by investing with the strategic and operating insights of an experienced industry participant. Silver Lake’s mission is to function as a value-added partner to the management teams of the world’s leading technology franchises. Its portfolio includes or has included technology industry leaders such as Ameritrade, Avago, Avaya, Business Objects, Flextronics, Gartner, Gerson Lehrman Group, Instinet, IPC Systems, MCI, NASDAQ, NetScout, NXP, Sabre Holdings, Seagate Technology, Serena Software, SunGard Data Systems, Thomson and UGS. For more information, please visit www.silverlake.com.

About Intelsat

Intelsat is the leading provider of fixed satellite services (FSS) worldwide, delivering advanced transmission access for information and entertainment to some of the world’s leading media and network companies, multinational corporations, Internet service providers and governmental agencies. Intelsat also offers seamless service for voice, data and video transmission unmatched in the industry. With the globalization of content, broadband, telecom, HD and IPTV fueling next-generation growth, the ever expanding universe of satellite services are the cornerstones of today’s Intelsat. Real-time, advanced communications with people anywhere in the world is closer, by far.

Contacts

Dianne VanBeber

Intelsat, Ltd.

Dianne.vanbeber@intelsat.com

+1 202 944 7406

Intelsat Safe Harbor Statement: Some of the statements in this news release, including statements relating to the anticipated Redemption Date, constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, including known and unknown risks. Detailed information about some of the known risks is included in Intelsat’s annual report on Form 10-K for the year ended December 31, 2006 and Intelsat’s other periodic reports filed with the U.S. Securities and Exchange Commission. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts

Dianne VanBeber

Intelsat, Ltd.

Dianne.vanbeber@intelsat.com

+1 202 944 7406